EXHIBIT 3.1


                             ARTICLES OF RESTATEMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                                  U-SHIP, INC.

                                February 29, 1996

            In accordance with Section 16-10a-1007 of the Utah Revised Business Corporation Act (as amended, supplemented or superseded, the "URBCA"), U-Ship, Inc., a Utah corporation (the "Corporation"), hereby declares and certifies as follows:

      1. The name of the Corporation is U-Ship, Inc.

      2. The text of the Amended and Restated Articles of Incorporation (the "Amended and Restated Articles") is attached hereto as Exhibit A and is incorporated herein by this reference.

      3. The amendments contained in the Amended and Restated Articles provide for an exchange, reclassification and cancellation of both unissued and issued shares of the Corporation. The provisions for implementing the amendments contained in the Amended and Restated Articles are as follows:

            (a) Upon the filing of these Articles of Restatement, all of the Corporation's authorized and unissued shares of $.001 par value common stock (the "Old Common Stock"), automatically and without any further action by the Corporation or its shareholders, shall be converted into authorized and unissued shares of $.004 par value common stock (the "Common Stock") at a ratio of one (1) share of Common Stock for four (4) shares of Old Preferred Stock.

            (b) Upon the filing of these Articles of Restatement, all of the Corporation's authorized and unissued shares of $.001 par value preferred stock (the "Old Preferred Stock"), automatically and without any further action by the Corporation or its shareholders, shall be converted into authorized and unissued shares of $.004 par value preferred stock (the "Preferred Stock") at a ratio of one (1) share of Preferred Stock for four
      (4) shares of Old Preferred Stock.

            (c) Upon the filing of these Articles of Restatement, all of the Corporation's issued and outstanding shares of Old Common Stock, automatically and without any further action by the Corporation or its shareholders, shall be converted into issued and outstanding shares of Common Stock at a ratio of one (1) share of Common Stock for four (4) shares of Old Common Stock.

            (d) No fractional shares of Common Stock will be issued to any shareholder. Accordingly, shareholders of record who would otherwise be entitled to receive fractional shares of Common Stock, will, upon surrender of their certificates representing shares of the Old Common Stock, receive a cash payment in lieu thereof equal to the value of such fractional share of Common Stock determined by reference to the average closing bid prices of the shares of Common Stock for a period of ten (10) trading days immediately preceding the Effective Date of these Articles of Restatement, as reported on the NASD over-the-counter electronic bulletin board ("NASD Bulletin Board"). The Effective Date of these Articles of Restatement shall be the date on which they are filed with the Utah Department of Commerce, Division of Corporations and Commercial Code (the "Division"). Holders of less than one (1) share of Common Stock as a result of the conversion of four (4) shares of Old Common Stock into one
      (1) share of Common Stock no longer will be shareholders of the Corporation as of the Effective Date.

            (e) Once filed with the Division, no additional action on the part of the Corporation or any shareholder will be required in order to effect the conversion of four (4) shares of Old Common Stock into one (1) share of Common Stock. Shareholders will be requested to exchange their certificates representing shares of Old Common Stock for new certificates representing shares of Common Stock and will be furnished the necessary materials and instructions to effect such exchange promptly following the Effective Date by the Corporation's transfer agent. Certificates representing shares of Old Common Stock will not be transferred on the books and records of the Corporation until such certificates have been exchanged for new certificates representing shares of Common Stock. In the event any certificate representing shares of Old Common Stock is not presented for exchange upon request by the Corporation, any dividends that may be declared after the Effective Date with respect to the shares of Common Stock represented by such certificate will be withheld by the Corporation until such certificate has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to the public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.

      4. The Amended and Restated Articles were adopted on February 29, 1996, in accordance with the requirements of the URBCA.

      5. In accordance with the URBCA, no shareholders were entitled to vote in separate voting groups. The designation, number of outstanding shares, number of votes entitled to be cast, number of votes indisputably represented at the meeting, and the total number of votes cast for and against the Amended and Restated Articles were as follows:

==========================================================================================
Designation     Outstanding     Votes Entitled         Votes             For       Against
                  Shares          to be Cast       Represented at
                                                    the Meeting
------------------------------------------------------------------------------------------
  Common
   Stock         8,036,412         8,036,412         5,915,136        5,910,004     5,132
==========================================================================================

The number of votes cast for the Amended and Restated Articles was sufficient for approval.

            IN WITNESS WHEREOF, these Articles of Restatement have been executed by the Corporation as of the date first written above.

                                              U-Ship, Inc., a Utah corporation



                                               /s/ Bruce H. Senske
                                              ----------------------------------
                                              President


Attest:




/s/ Richard Vogen
-----------------------------------
Secretary

                                    EXHIBIT A

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                  U-SHIP, INC.

            Pursuant to and in accordance with Section 16-10a-1007 of the Utah Revised Business Corporation Act (as amended, supplemented or superseded, the "URBCA"), the following are the Amended and Restated Articles of Incorporation of U-Ship, Inc., a Utah corporation (the "Corporation"):

                                    ARTICLE I

                                      NAME

            The name of the Corporation is U-Ship, Inc.

                                   ARTICLE II

                               PURPOSES AND POWERS

            The Corporation is organized to engage in any and all lawful acts, activities and/or pursuits for which corporations may presently or hereafter be organized under the URBCA.

            The Corporation shall have all powers allowed by law, including without limitation those powers described in Section 302 of the URBCA. The purposes stated herein shall be construed as powers as well as purposes and the enumeration of a specific purpose or power shall not be construed to limit or restrict the meaning of general terms or the general powers; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.

                                   ARTICLE III

                                AUTHORIZED SHARES

            The Corporation is authorized to issue two classes of shares. The total number of shares the Corporation is authorized to issue is One Hundred Million (100,000,000) shares. The preferences, limitations and relative rights of the two classes of shares of the Corporation are as follows:

                                  Common Stock

            6. Number, Designation and Par Value. The Corporation is authorized to issue Seventy-five Million (75,000,000) shares designated as "Common Stock," each having par value of $.004 per share (the "Common Stock").

            7. Voting. All voting rights of the Corporation, subject to any preferences or rights that may be granted to the holders of the Preferred Stock (as defined below), shall be exercised by the holders of the Common Stock. No shareholder shall be entitled to any cumulative voting rights.

            8. Net Assets. The holders of the Common Stock, subject to any preferences or rights that may be granted to the holders of the Preferred Stock, shall be entitled to receive the net assets of the Corporation upon the dissolution of the Corporation.

            9. Payment. All shares of the Common Stock shall be fully paid and nonassessable.

                                 Preferred Stock

            1. Number, Designation and Par Value. The Corporation is authorized to issue Twenty-five Million (25,000,000) shares designated as "Preferred Stock," each having par value of $.004 per share (the "Preferred Stock").

            2. Additional Terms. The Board of Directors of the Corporation, without shareholder action, may amend these Articles of Incorporation to establish additional terms of the Preferred Stock (or any series of the Preferred Stock) pursuant to and in accordance with Section 602 of the URBCA.

                                   ARTICLE IV

                             LIMITATION ON LIABILITY

            1. Within the meaning of and in accordance with Section 841 of the
URBCA:

                        a. Personal Liability. No director of the Corporation
            shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken or failure to take any action as a director, except liability for (i) the amount of a financial benefit received by a director to which he is not entitled, (ii) an intentional infliction of harm on the Corporation or its shareholders, (iii) a violation of Section 842 of the URBCA, or (iv) an intentional violation of criminal law.

                        b. Modification. Any repeal or modification of Paragraph
            1 of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                        c. Interpretation. Without limitation, Paragraph 1 of
            this Article IV shall be applied and interpreted, and shall be deemed to incorporate, any provision of the URBCA, as the same exists or may hereafter be amended, as well as any applicable interpretation of Utah law, so that personal liability of directors of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

            2. The personal liability of officers of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

                                 MAILING ADDRESS

                  If, upon completion of filing of the above Articles of Restatement, the Division elects to send a copy of the Articles of Restatement to the Corporation by mail, the address to which the copy should be mailed is:

                                  U-Ship, Inc.
                              5583 West 78th Street
                             Edina, Minnesota 55439

         CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF SERIES
                    A CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       OF
                                  U-SHIP, INC.

            U-Ship, Inc., a corporation organized and existing under the laws of the State of Utah (the "Corporation"), hereby certifies (the "Certificate") as follows:

            3. The name of the corporation is U-Ship, Inc. (the "Corporation").

            4. That pursuant to authority vested in it by the provisions of its Articles of Incorporation, as amended, of the Corporation, the Board of Directors of said Corporation by action in writing by the Board of Directors taken pursuant to Section 16-10a-602 of the Utah Business Corporation Act ("UBCA"), at which meeting a quorum of directors was present and acting throughout, and by action of the Committee thereof taken on March 23, 1998, did adopt, without shareholder action because shareholder action was not required pursuant to the Company's Articles of Incorporation, the following resolution authorizing the creation and issuance of a series of preferred stock designated as Series A Cumulative Convertible Preferred Stock:

            RESOLVED, that the Corporation hereby designates 4,500,000 shares of its authorized but unissued preferred shares, $0.004 par value, as Series A Cumulative Convertible Preferred Stock, which shall have the following designations, preferences, rights, qualifications, limitations and restrictions in addition to those set forth in the Articles of Incorporation, as amended, of the Corporation:

            1. Designation, Number of Shares, Stated Value.

                  Four Million Five Hundred Thousand (4,500,000) shares of preferred stock shall be designated Series A Cumulative Convertible Preferred Stock (hereinafter sometimes referred to as the "Preferred Stock" or as this "Series"). Shares of this Series shall have a stated value of $0.60 per share.

            2. Voting Privileges.

            (a) General. Each holder of Preferred Stock shall have that number of votes on all matters submitted to the stockholders that is equal to the number of shares of Common Stock into which such holder's shares of Preferred Stock are then convertible, as hereinafter provided. Each holder of Common Stock shall have one vote on all matters submitted to the stockholders for each share of Common Stock standing in the name of such holder on the books of the Corporation. Except as otherwise provided herein, and except as otherwise required by agreement or law, the shares of capital stock of the Corporation shall vote as a single class on all matters submitted to the stockholders.

            (b) Additional Class Votes by Preferred Stock. Without the affirmative vote or written consent of the holders (acting together as a class) of a majority of the shares of Preferred Stock at the time outstanding, the Corporation shall not:

            (1) authorize or issue any additional shares of Preferred Stock, or any shares of stock having priority over Preferred Stock or ranking on a parity therewith as to the payment or distribution of assets upon the liquidation or dissolution, voluntary or involuntary, of the Corporation, or the payment of dividends; or

            (2) amend the Articles of Incorporation or this Certificate of the Corporation so as to alter any existing provision relating to Preferred Stock or the holders thereof or waive any of the rights granted to the holders of the Preferred Stock by the Articles of Incorporation of the Corporation or herein; or

            (3) sell, lease or otherwise dispose of all or substantially all of the assets of the Corporation or of any subsidiary of the Corporation, nor shall the Corporation consolidate with or merge into any other corporation or entity, or permit any other corporation or entity to consolidate or merge into the Corporation.

            (c) No Cumulative Voting. No holder of shares of capital stock of the Corporation shall have any cumulative voting rights.

            3. Dividends.

            (a) General. The holders of shares of Preferred Shares shall be entitled to receive cumulative cash dividends, when and as declared by the Board of Directors out of funds legally available therefor, at a rate of $0.030 per share per annum and no more, before any dividend or distribution in cash or other property (other than dividends payable in stock ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding-up) on any class or series of stock of the Corporation ranking junior to the Preferred Stock as to dividends or on liquidation, dissolution or winding-up shall be declared and paid or set apart for payment.

            (b) Payment. Dividends on the Preferred Stock shall be payable, when and as declared by the Board of Directors, on May 1 of each year, commencing May 1, 1999.

            (c) Dividends Cumulative. Dividends on the Preferred Stock shall be cumulative and accrue from and after the date of original issuance thereof, whether or not declared by the Board of Directors. Accrued dividends shall not bear interest.

            4. Other Terms of the Preferred Stock.

            (a) Liquidation Preference. In the event of an involuntary or voluntary liquidation or dissolution of the Corporation at any time, the holders of shares of Preferred Stock shall be entitled to receive out of the assets of the Corporation an amount equal to the greater of (i) $.60 per share (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations, and similar changes hereafter effected), plus dividends unpaid and accumulated or accrued thereon, if any; or (ii) the amount per share of Common Stock which the holder of Preferred Stock would have received upon such event had the Preferred Stock been converted into shares of Common Stock (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereinafter effected). In the event of either an involuntary or a voluntary liquidation or dissolution of the Corporation payment shall be made to the holders of shares of Preferred Stock in the amounts herein fixed before any payment shall be made or any assets distributed to the holders of the Common Stock or any other class of shares of the Corporation ranking junior to the Preferred Stock with respect to payment upon dissolution or liquidation of the Corporation. If upon any liquidation or dissolution of the Corporation, the assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Preferred Stock the full amounts to which they respectively shall be entitled, the holders of such shares shall share pro rata in any such distribution.

            (b) Conversion Right. At the option of the holders thereof, beginning November 1, 1998, the shares of Preferred Stock, together with all accrued but unpaid dividends thereon (the "Dividends") shall be convertible, at the office of the Corporation (or at such other office or offices, if any, as the Board of Directors may designate), into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the Corporation, at the conversion price, determined as hereinafter provided, in effect at the time of conversion, each share of Preferred Stock being deemed to have a value of $.60 for the purpose of such conversion. The price at which shares of Common Stock shall be delivered upon conversion of the Preferred Stock and Dividends (herein called the "Conversion Price") shall be initially $.60 per share of Common Stock (i.e., at an initial conversion rate of one share of Common Stock for each share of Preferred Stock), provided, however, that such initial Conversion Price shall be subject to adjustment from time to time in certain instances as hereinafter provided. The following provisions shall govern such right of conversion (where appropriate, references to the Preferred Stock shall also refer to the conversion of Dividends thereon):

            (1) Manner of Conversion. In order to convert shares of Preferred Stock into shares of Common Stock of the Corporation, the holder thereof shall surrender at any office hereinabove mentioned the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at such office that such holder elects to convert such shares.

                  Shares of Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion as herein provided, and the person entitled to receive the shares of Common Stock of the Corporation issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver or cause to be issued and delivered at such office a certificate or certificates for the number of shares of Common Stock of the Corporation issuable upon such conversion.

                  Upon conversion of the Preferred Stock, accrued, unpaid dividends shall be paid in additional shares of Common Stock. Such additional shares of Common Stock shall be paid in full shares only with a cash payment (based upon an assumed value of $0.60 per share, subject to adjustment as provided in
                  Section 4(b)(3)(iii)) equal to the Current Market Value of any fractional share.

            (2) Adjustment of Conversion Price; General. The Conversion Price shall be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the Conversion Price each holder of shares of Preferred Stock shall thereafter be entitled to receive the number of shares of Common Stock of the Corporation obtained by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of shares issuable pursuant to conversion immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment.

            (3) Conversion Price Adjustment. The Conversion Price shall be subject to adjustment from time to time as follows:

            (i) COMMON STOCK ISSUED AT LESS THAN THE CONVERSION PRICE. If the Corporation shall issue any Common Stock other than Excluded Stock (as hereinafter defined) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance, the Conversion Price in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the price determined by dividing (1) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance and (B) the consideration, if any, received by the Corporation upon such issuance, by (2) the total number of shares of Common Stock outstanding immediately after such issuance.

            For the purposes of any adjustment of the Conversion Price pursuant to clause (i), the following provisions shall be applicable:

                  (A) CASH. In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                  (B) CONSIDERATION OTHER THAN CASH. In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors, irrespective of any accounting treatment; PROVIDED that such fair value as determined by the Board of Directors shall not exceed the aggregate Current Market Price (as defined below) of the shares of Common Stock being issued as of the date the Board of Directors authorizes the issuance of such shares.

                  (C) OPTIONS AND CONVERTIBLE SECURITIES. In the case of the issuance of (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable);

                       1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subclauses (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

                       2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in subclauses (A) and (B) above, if any, to be received by the Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

                       3) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

                       4) on the expiration or cancellation of any such options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

                       5) if the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof; PROVIDED, HOWEVER, that no increase in the Conversion Price shall be made pursuant to subclauses (1) or (2) of this subclause (C).

            (ii) EXCLUDED STOCK. "Excluded Stock" shall mean (A) shares of Common Stock issued or reserved for issuance by the Corporation at any time as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Common Stock or Preferred Stock, or upon conversion of shares of Preferred Stock and (B) any shares of Common Stock to be issued to employees, consultants and advisors of the Corporation together with any such shares that are repurchased by the Corporation and reissued to any such employee, consultant or advisor, whether issued directly or pursuant to any stock option plan; and (C) shares of Common Stock issued pursuant to outstanding warrants, including warrants issued in connection with the issuance of the Preferred Stock. All shares of Excluded Stock, which the Corporation has reserved for issuance, shall be deemed to be outstanding for all purposes of computations under subparagraph 4(b)(3)(i).

            (iii) STOCK DIVIDENDS, SUBDIVISIONS, RECLASSIFICATIONS OR COMBINATIONS. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

            (iv) OTHER DISTRIBUTIONS. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock or (ii) of evidence of indebtedness of the Corporation or any subsidiary or (iii) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph 4(b)(3)(iii) above), or (iv) of rights or warrants (excluding those referred to in subparagraph 4(b)(3)(i)(c) above), in each such case the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (1) an amount equal to the difference resulting from (A) the number of shares of Common Stock outstanding on such record date multiplied by the Conversion Price per share on such record date, less (B) the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (2) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which would then be in effect if such record date had not been fixed.

            (v) CONSOLIDATION, MERGER, SALE, LEASE OR CONVEYANCE. In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Preferred Stock.

            (vi) ROUNDING OF CALCULATIONS; MINIMUM ADJUSTMENT. All calculations under this subparagraph (b) shall be made to the nearest cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this paragraph 4 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less that $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

            (vii) TIMING OF ISSUANCE OF ADDITIONAL COMMON STOCK UPON CERTAIN ADJUSTMENTS. In any case in which the provisions of this subparagraph (b) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event
(A) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subparagraph (b)(4) of this paragraph 4; PROVIDED that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

            (viii) CURRENT MARKET PRICE. The Current Market Price at any date shall mean, in the event the Common Stock is publicly traded, the average of the daily closing prices per share of Common Stock for 20 consecutive trading days ending no more than 10 business days before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 30 business day period). The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by Nasdaq, if the Common Stock is traded over-the-counter and quoted in Nasdaq SmallCap Market, or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of


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


the Common Stock as reported by Nasdaq or any comparable system or, if the Common Stock is not listed on Nasdaq or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair value as determined by the Board of Directors, irrespective of any accounting treatment.

            (ix) STATEMENT REGARDING ADJUSTMENTS. Whenever the Conversion Price shall be adjusted as provided in subparagraph 4(b), the Corporation shall forthwith file, at the office of any transfer agent for the Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall, upon request of a holder of Preferred Stock, also cause a copy of such statement to be sent by mail, first class postage prepaid, to such holder at such holder's address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's chief financial officer. Where appropriate, such copy may be given in advance and may be included, as part of a notice required to be mailed under the provision of subparagraph (b)(4).

      (4) Notice of Certain Events. In case at any time:

            (i) the Corporation shall declare any cash dividend on its Common Stock at a rate in excess of the rate of the last cash dividend theretofore paid;

            (ii) the Corporation shall pay any dividend payable in stock upon its Common Stock or make any distribution (other than regular cash dividends) to the holders of its Common Stock;

            (iii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

            (iv) there shall be any capital reorganization, or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; or

            (v) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;


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


            then, in any one or more of said cases, the Corporation shall give written notice, by first-class mail, postage prepaid, addressed to the registered holders of Preferred Stock at the addresses of such holders as shown on the books of the Corporation, of the date on which (a) the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights, or (b) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the Corporation's transfer books are closed in respect thereto.

      (5) Board Adjustment. If any event occurs as to which in the opinion of the Board of Directors of the Corporation the other provisions of this paragraph (b) are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid.

      (6) Common Stock Defined. As used in this paragraph (b) the term "Common Stock" shall mean and include the Corporation's presently authorized Common Stock and shall also include any capital stock of any class of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares receivable pursuant to conversion of shares of Preferred Stock shall include shares designated as Common Stock of the Corporation as of the date of issuance of such shares of Preferred Stock, or, in case of any reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph (4) above.

      (7) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Current Market Price per share of Common Stock as of the close of business on the day of conversion.


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


      (c) Mandatory Conversion. The Preferred Stock together with accrued unpaid Dividends shall automatically be converted into shares of Common Stock of the Corporation, without any act by the Corporation or the holders of the Preferred Stock, (i) concurrently with the closing of a public offering by the Corporation of shares of Common Stock of the Corporation registered under the Securities Act of 1933, as amended, in which (1) the aggregate public offering price of the securities sold for cash by the Corporation in the offering is at least $3,000,000, or such lower amount as may be approved by the holders of at least a majority of the shares of Preferred Stock then outstanding, and (2) the offering is underwritten on a firm commitment basis by an underwriter, or a group of underwriters represented by an underwriter or underwriters, unless this requirement is waived by the holders of at least a majority of the shares of Preferred Stock then outstanding (in which case such offering may be a "best-efforts" or company-sponsored offering), and (3) the public offering price per share of Common Stock is at least $2.00, or such lower amount as may be approved by the holders of at least a majority of the shares of Preferred Stock then outstanding. As used herein, the term "closing" shall mean the delivery by the Corporation to the underwriters or purchasers of the shares offered of certificates representing the shares of Common Stock of the Corporation offered to the public against delivery to the Corporation of payment therefor. The term "firm commitment basis" with respect to the underwriting of such public offering shall mean a commitment pursuant to a written underwriting agreement under which the nature of the underwriters' commitment is such that all securities will be purchased by such underwriters if any securities are purchased by such underwriters; (ii) upon written notice of the Company at such time as the Current Market Price of the Corporation's Common Stock in the over-the-counter market is at least $2.00 per share (as adjusted from time to time to reflect stock splits, stock dividends, recapitalizations, combinations or the like) for at least twenty (20) trading days; or (iii) upon the merger or consolidation of the Corporation into or with another corporation, or upon the merger or consolidation of any other corporation into or with the Corporation or a plan of exchange between the Corporation and any other corporation (in which consolidation or merger or plan of exchange (x) the Corporation is not the surviving corporation, or (y) the stockholders of the Corporation existing prior to such event will not, upon the closing of such event, maintain voting control of the surviving Corporation).

      Each holder of a share of Preferred Stock so converted shall be entitled to receive the full number of shares of Common Stock into which such share of Preferred Stock held by such holder could be converted (i) in the event of a public offering above-described, if such holder had exercised its conversion right at the time of closing of such public offering, or (ii) in the event of a merger or exchange or consolidation above-described, if such holder had exercised its conversion right at the time of closing of such event without regard to the provisions of subparagraphs 4(b)(3)(i) through 4(b)(3)(ix) hereof. Upon such conversion, each holder of a share of Preferred Stock shall immediately surrender such share in exchange for appropriate stock certificates representing a share or shares of Common Stock of the Corporation.


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


IN WITNESS WHEREOF, this Certificate of Designation of Series A Preferred Stock is hereby executed on behalf of the Corporation by Bruce H. Senske, this 20th day of April, 1998.

U-SHIP, INC.



By  /s/ Bruce H. Senske
  -------------------------------------------
  Bruce H. Senske, Chief Executive Officer


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